Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

MicroAlgo Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

CALCULATION OF REGISTRATION FEE

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value $0.001 per share	—	—	—	—	—	—
	Equity	Preferred shares, par value $0.001 per share	—	—	—	—	—	—
	Debt, Debt Convertible into Equity	Debt Securities (4)	—	—	—	—	—	—
	Other	Warrants	—	—	—	—	—	—
	Other	Rights
	Other	Units (4)	—	—	—	—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	— (2)	— (2)	$100,000,000 (2)	0.00014760	$14,760.00
	Equity	Ordinary shares, par value $0.001 per share underlying previously issued warrants	Rule 457(o)	2,300,000 ordinary shares	$11.50	$26,450,000	0.00014760	$3,904.02
Total Offering Amounts – $126,450,000
Net Fee Due – 18,664.02

1.	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of ordinary shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.
2.	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed US$100,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by ordinary shares. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder.
3.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
4.	Consisting of some or all of the classes of securities listed above, in any combination, including ordinary shares, preferred shares, debt securities, warrants, and rights.